AMCAP FUND 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

February 28, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$62,209
Class B	-
Class C	-
Class F-1	$7,464
Class F-2	$3,113
Total	$72,786
Class 529-A	$2,323
Class 529-B	-
Class 529-C	-
Class 529-E	$62
Class 529-F1	$133
Class R-1	-
Class R-2	-
Class R-3	$1,122
Class R-4	$1,911
Class R-5	$5,751
Class R-6	$3,281
Total	$14,583

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0800
Class B	-
Class C	-
Class F-1	$0.0855
Class F-2	$0.1275
Class 529-A	$0.0781
Class 529-B	-
Class 529-C	-
Class 529-E	$0.0366
Class 529-F1	$0.1071
Class R-1	-
Class R-2	-
Class R-3	$0.0346
Class R-4	$0.0804
Class R-5	$0.1276
Class R-6	$0.1277

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	752,908
Class B	29,756
Class C	63,898
Class F-1	83,303
Class F-2	33,139
Total	963,004
Class 529-A	31,766
Class 529-B	3,590
Class 529-C	8,893
Class 529-E	1,803
Class 529-F1	1,550
Class R-1	2,669
Class R-2	22,663
Class R-3	32,328
Class R-4	24,949
Class R-5	43,759
Class R-6	42,883
Total	216,853

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$19.78
Class B	$18.89
Class C	$18.74
Class F-1	$19.69
Class F-2	$19.83
Class 529-A	$19.70
Class 529-B	$18.87
Class 529-C	$18.88
Class 529-E	$19.44
Class 529-F1	$19.74
Class R-1	$19.06
Class R-2	$19.03
Class R-3	$19.50
Class R-4	$19.68
Class R-5	$19.89
Class R-6	$19.85